EXHIBIT 3.1


                             CHAPMAN AND CUTLER LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603

                                January 18, 2006

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020


                Re: Van Kampen Unit Trusts, Municipal Series 593
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Ladies/Gentlemen:

         We have served as counsel for Van Kampen Funds Inc., sponsor and depositor of Van Kampen Unit Trusts, Municipal Series 593 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated January 18, 2006 (the "Trust Agreement") between Van Kampen Funds Inc., as depositor (the "Depositor"), Standard & Poor's Securities Evaluations, Inc., as evaluator, Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited bonds listed in the schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the trusts (the "Trusts") of said Fund (the "Units") created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

               1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trusts of the Fund have been duly authorized; and

               2. The certificates evidencing the Units in the Trusts of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-129793) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,



                                                          CHAPMAN AND CUTLER LLP


MJK